Exhibit 5.1

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

December 19, 2018

Globalstar, Inc.
300 Holiday Square
Covington, LA 70433
Attn: James Monroe III

Ladies and Gentlemen:

We have acted as counsel to Globalstar, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 171,428,571 shares (the “Firm Shares”) of the Company’s voting common stock, par value $0.0001 (the “Common Stock”), and up to an additional 25,714,285 shares (the “Option Shares”) of Common Stock if the underwriter exercises its over-allotment option in full, pursuant to the Underwriting Agreement, dated December 19, 2018 (the “Underwriting Agreement”), between the Company and the underwriter named therein. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.” Capitalized terms used herein and not defined herein have the meanings assigned to them in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (b) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (c) the resolutions adopted by the Board of Directors of the Company on October 3, 2017, December 15, 2018 and December 19, 2018; (d) the Registration Statement and (e) the Underwriting Agreement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, when issued and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Exhibit 5.1

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus and Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on or about December 20, 2018, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP
Taft Stettinius & Hollister LLP